Exhibit 99.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 21, 2019 (this “Agreement”), by the undersigned shareholder (the “Shareholder”) of F. & M. Bancorp. of Tomah, Inc., a Wisconsin corporation (the “Company”), for the benefit of Citizens Community Bancorp, Inc., a Maryland corporation (“Purchaser”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, Purchaser and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which each issued and outstanding share of common stock, $.25 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Purchaser or the Company will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Shareholder has been provided a copy of the Merger Agreement;

WHEREAS, the Shareholder (i) owns of record and beneficially the number of shares of the Company Common Stock and/or (ii) owns or holds stock options (whether or not vested) to acquire that number of shares of the Company Common Stock, in each case appearing on the signature page hereof (such shares of the Company Common Stock, together with any other shares of capital stock of the Company acquired by the Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Shareholder agree, and in order to induce Purchaser to enter into the Merger Agreement the Shareholder has agreed, to enter into this Agreement, effective upon approval and signing of the Merger Agreement by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, in reliance upon the accuracy of the Merger Agreement provided to the Shareholder, the Shareholder agrees as follows:

1. Covenants of Shareholder. Effective upon the approval of the Merger Agreement by the Board of Directors of the Company and the Company’s execution of the Merger Agreement, until the termination of the Shareholder’s obligations in accordance with Section 3, Shareholder agrees as follows:

(a) At the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b) At any meeting of shareholders of the Company (or at any adjournment thereof) or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal, (ii) any amendment of the Company’s or its Subsidiaries’ Constituent Documents or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner (A) impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (B) result in a breach of the Merger Agreement in any respect or (C) change in any manner the voting rights of any class of capital stock of the Company, and (iii) any nomination, proposal to elect or election of any person as a director of the Company who is not a member of the Company’s Board of Directors on the date hereof.

(c) Without in any way limiting Article VII of the Merger Agreement, the Shareholder shall not, nor shall the Shareholder permit any Affiliate, director, officer, employee, investment banker or attorney or other advisor or representative of the Shareholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

(d) The Shareholder shall use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that any costs incurred in connection with Shareholder’s compliance with this Section 1(d) shall be borne by Purchaser.

(e) The Shareholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person unless such transferees agree to be bound by the terms of this Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Shareholder’s Subject Shares except as required by and consistent with this Agreement.

(f) The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

2. Representations and Warranties. The Shareholder represents and warrants to Purchaser as follows:

(a) The Shareholder is (i) the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any Liens; and, if applicable, (ii) holds stock options to acquire that number of shares of Common Stock set forth below the Shareholder’s name on the signature page hereto. Except as set forth on Schedule 2(a) hereto, the Shareholder does not own, of record or beneficially, or hold any conversion rights, exchange rights, warrants or stock options to acquire, any shares of capital stock of the Company other than the Subject Shares. Except as set forth on Schedule 2(a) hereto, the Shareholder has the sole right to vote, and the sole power of disposition with respect to the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to, the voting or disposition of the Subject Shares, except as contemplated by this Agreement.

(b) The Shareholder has the legal capacity and all requisite power and authority to enter into this Agreement and to perform the Shareholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with any agreement, order or other instrument binding upon the Shareholder, nor require the Shareholder to make or obtain any regulatory filing or approval.

3. Termination. The obligations of the Shareholder hereunder shall terminate upon the earlier of (a) the favorable vote of the Company’s shareholders with respect to the Merger Agreement; (b) the termination of the Merger Agreement pursuant to the terms thereof; or (c) the Effective Time.

4. Further Assurances. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

6. Recapitalizations, Stock Dividends, etc. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of the Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-

up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, (c) any other securities of the Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such additional shares, stock dividends and any other securities into which or for which any or all of such changes may be changed or exchanged or which are received in such transaction.

7. Shareholder Information. The Shareholder hereby agrees to permit Purchaser and the Company to publish and disclose in the Proxy Statement / Prospectus the Shareholder’s identity and ownership of the Subject Shares and the nature of the Shareholder’s commitments, arrangements and understanding under this Agreement.

8. Remedies. The Shareholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Purchaser irreparable harm. Accordingly, the Shareholder agrees that in the event of any breach or threatened breach of this Agreement, Purchaser, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

9. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

10. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholder and Purchaser.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

13. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.

15. Waivers. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.

16. Acts or Omissions of Other Shareholders. Shareholder shall not have any liability or obligation for any act or omission by any other shareholder entering into a voting agreement similar to this Agreement.

17. No Limitation on Actions of the Shareholder as Director, Officer or Fiduciary. In the event the Shareholder is a director or officer of the Company, Shareholder is executing this Agreement solely in his or her capacity as a shareholder of the Company. Notwithstanding anything to the contrary in this Agreement, Shareholder makes no agreement or undertaking in this Agreement in Shareholder’s capacity as a director or officer of the Company or any Company Subsidiary, and nothing in this Agreement is intended or shall be construed to require the Shareholder to take or in any way limit any action that the Shareholder may take to discharge the Shareholder’s fiduciary duties as a director or officer of the Company. Nothing in this Agreement will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including, for example, in exercising rights under Article VII of the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement. For the avoidance of doubt, in the exercise of Shareholder’s fiduciary duties as a director or officer of the Company or any Company Subsidiary, Shareholder may take actions which, in the Shareholder’s capacity as a shareholder of the company, may not be taken under the terms of this Agreement.

18. Facsimile Signatures/Counterparts. This Agreement may be executed by facsimile or pdf signatures, which shall be binding upon the signing party, and in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement among the parties.

19. Confidentiality. No party will make any public announcement or disclosure concerning the subject matter of this Agreement or the identify Shareholder for any purpose except as may be required by applicable law, including securities laws and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Shareholder has signed this Agreement as of the date first written above.

Print Name:

Number of shares of the Company
Common Stock owned on the date hereof:

Number of shares of the Company
Common Stock subject to stock options owned and/or held on the date hereof:

Accepted and agreed to as of the date first written above:

CITIZENS COMMUNITY BANCORP, INC.

By:

Name:	Stephen Bianchi
Title:	President and CEO